Exhibit 99.1

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Amicus Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Amicus Therapeutics, Inc. (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue recognition – Measurement of variable consideration for Ex-U.S. third-party discounts and rebates

Description of the Matter
As described in Note 2 to the consolidated financial statements, the Company recognizes revenue net of estimates for variable consideration, which are primarily third-party discounts and rebates. The sales discounts and rebates are recorded as a reduction of revenue at the time revenue from the sale of the Company’s products is recognized, which occurs at a point in time when the customer obtains control of the product.

Auditing the Ex-U.S. sales discounts and rebates was complex because of the volume of sales discounts and rebates and the different contractual product price, discount and/or rebate rate for each country.

How We Addressed the Matter in Our Audit
We identified, evaluated, and tested controls over management’s calculations of the discounts and rebates as well as the data input utilized in the calculations.

To test the revenue adjustments related to sales discounts and rebates our procedures included, among others, assessing the terms of the arrangement, evaluating the methodology used, testing the significant inputs, and the completeness, accuracy and relevance of the underlying data used by management in its calculations. We inspected significant sales contracts and agreements that include the contractual rights to discounts and rebates and tested credit memos issued during the year and subsequent to year end. In addition, we assessed the historical accuracy of management’s calculations against actual results.

/s/ Ernst & Young LLP
We have served as the Company's auditor since 2003.
Iselin, New Jersey
February 20, 2026

Amicus Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$ 214,010	$ 213,752
Investments in marketable securities	79,526	36,194
Accounts receivable, net	115,307	101,099
Inventories, net	228,819	118,782
Prepaid expenses and other current assets	38,511	34,909
Total current assets	676,173	504,736
Operating lease right-of-use assets, net	21,138	22,278
Property and equipment, less accumulated depreciation of $31,821 and $28,775 at December 31, 2025 and 2024, respectively	27,108	29,383
Intangible assets, less accumulated amortization of $9,085 and $5,802 at December 31, 2025 and 2024, respectively	13,915	17,198
Goodwill	197,797	197,797
Other non-current assets	13,739	13,641
Total Assets	$ 949,870	$ 785,033
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 28,630	$ 12,947
Accrued expenses and other current liabilities	200,457	127,300
Operating lease liabilities	8,741	8,455
Total current liabilities	237,828	148,702
Long-term debt	392,660	390,111
Operating lease liabilities	40,962	45,078
Other non-current liabilities	4,179	7,097
Total liabilities	675,629	590,988
Commitments and contingencies
Stockholders' equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 310,853,963 and 299,041,653 shares issued and outstanding at December 31, 2025 and 2024, respectively	3,037	2,944
Common stock in treasury, at cost; 7,390 shares as of December 31, 2025	(71)	—
Additional paid-in capital	3,014,456	2,926,115
Accumulated other comprehensive gain (loss):
Foreign currency translation adjustment	24,120	5,302
Unrealized loss on available-for-sale securities	(11)	(207)
Warrants	—	71
Accumulated deficit	(2,767,290)	(2,740,180)
Total stockholders' equity	274,241	194,045
Total Liabilities and Stockholders' Equity	$ 949,870	$ 785,033
See accompanying Notes to Consolidated Financial Statements

Amicus Therapeutics, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Years ended December 31,
	2025	2024	2023
Net product sales	$ 634,210	$ 528,295	$ 399,356
Cost of goods sold	72,929	52,943	37,326
Gross profit	561,281	475,352	362,030
Operating expenses:
Research and development	135,843	109,362	152,381
Selling, general, and administrative	383,487	323,379	275,270
Changes in fair value of contingent consideration payable	—	—	2,583
Loss on impairment of assets	1,702	—	1,134
Restructuring charges	—	9,188	—
Depreciation and amortization	7,460	8,547	7,873
Total operating expenses	528,492	450,476	439,241
Income (loss) from operations	32,789	24,876	(77,211)
Other (expense) income:
Interest income	3,317	5,407	7,078
Interest expense	(46,159)	(49,598)	(50,149)
Loss on extinguishment of debt	—	—	(13,933)
Other (expense) income	10,244	(9,441)	(15,886)
Income (loss) before income tax	191	(28,756)	(150,101)
Income tax expense	(27,301)	(27,350)	(1,483)
Net loss attributable to common stockholders	$ (27,110)	$ (56,106)	$ (151,584)
Net loss attributable to common stockholders per common share — basic and diluted	$ (0.09)	$ (0.18)	$ (0.51)
Weighted-average common shares outstanding — basic and diluted	308,363,768	304,380,502	295,164,515
See accompanying Notes to Consolidated Financial Statements

Amicus Therapeutics, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Years ended December 31,
	2025	2024	2023
Net loss	$ (27,110)	$ (56,106)	$ (151,584)
Other comprehensive (loss) gain, net of tax:
Foreign currency translation adjustment gain (loss)	18,818	(127)	17,418
Unrealized gain (loss) on available-for-sale securities	196	(19)	(72)
Other comprehensive gain (loss)	19,014	(146)	17,346
Comprehensive loss	$ (8,096)	$ (56,252)	$ (134,238)

See accompanying Notes to Consolidated Financial Statements

Amicus Therapeutics, Inc.
Consolidated Statements of Changes in Stockholders' Equity
(in thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Warrants	Treasury Stock		Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount			Shares	Amount
Balance at December 31, 2023	293,594,209	$ 2,918	$2,836,018	$ 71	$ —	$ —	$ 5,241	$ (2,684,074)	$ 160,174
Stock options exercised, net	962,064	9	7,668	—	—	—	—	—	7,677
Issuance of shares in connection with at-the-market offering, net of issuance costs	1,732,204	17	19,549	—	—	—	—	—	19,566
Vesting of restricted stock units, net of taxes	2,753,176	—	(22,025)	—	—	—	—	—	(22,025)
Stock-based compensation	—	—	84,905	—	—	—	—	—	84,905
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(19)	—	(19)
Foreign currency translation adjustment	—	—	—	—	—	—	(127)	—	(127)
Net loss	—	—	—	—	—	—	—	(56,106)	(56,106)
Balance at December 31, 2024	299,041,63	2,944	2,926,115	71	—	—	5,095	(2,740,180)	194,045
Stock options exercised, net	2,09,648	22	19,183	—	—	—	—	—	19,205
Vesting of restricted stock units, net of taxes	2,670,447	—	(18,323)	—	—	—	—	—	(18,323)
Stock-based compensation	—	—	87,410	—	—	—	—	—	87,410
Warrants exercised	7,129,605	71	—	(71)	—	—	—	—	—
Treasury Stock	(7,390)	.	71	—	7,390	(71)	—	—	—
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	196	—	196
Foreign currency translation adjustment	—	—	—	—	—	—	18,818	—	18,818
Net loss	—	—	—	—	—	—	—	(27,110)	(27,110)
Balance at December 31, 2025	310,853,93	$3,037	$3,014,456	$ —	7,390	$(71)	$24,109	$(2,767,290)	$274,241
See accompanying Notes to Consolidated Financial Statements

Amicus Therapeutics, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Years ended December 31,
	2025	2024	2023
Operating activities
Net loss	$ (27,110)	$ (56,106)	$ (151,584)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount and deferred financing	2,570	2,262	2,616
Depreciation and amortization	7,460	8,547	7,873
Stock-based compensation	87,410	84,905	86,077
Loss on extinguishment of debt	—	—	13,933
Non-cash changes in the fair value of contingent consideration payable	—	—	2,583
Foreign currency remeasurement loss	3,586	16,234	19,613
Non-cash deferred taxes	—	—	(4,939)
Asset impairment charges and other write-offs	(1,138)	9,210	2,727
Changes in operating assets and liabilities:
Accounts receivable	(5,860)	(19,484)	(20,108)
Inventories	(111,483)	(73,652)	(44,614)
Prepaid expenses and other current assets	(1,382)	13,961	(8,062)
Accounts payable, accrued expenses, and other current liabilities	82,777	(16,520)	49,195
Other non-current assets and liabilities	(3,685)	(3,248)	(3,054)
Payment of contingent consideration	—	—	(21,347)
Net cash provided by (used in) operating activities	$ 33,145	$ (33,891)	$ (69,091)
Investing activities
Sale and redemption of marketable securities	51,269	117,779	197,227
Purchases of marketable securities	(94,405)	(114,786)	(91,723)
Capital expenditures	(3,296)	(3,553)	(7,440)
Net cash (used in) provided by investing activities	$ (46,432)	$ (560)	$ 98,064
Financing activities
Proceeds from the issuance of shares in connection with at-the-market offering, net of issuance costs	—	19,566	63,108
Proceeds from equity financing, net of issuance costs	—	—	29,827
Withholding taxes paid on vested restricted stock units	(18,323)	(22,025)	(17,920)
Proceeds from stock options exercised, net	19,205	7,677	10,261
Proceeds from warrants exercised, net	—	—	12
Payment of long-term debt	—	—	(408,043)
Proceeds from long-term debt, net of issuance costs	—	—	387,360
Payment of contingent consideration	—	—	(2,653)
Payment of finance leases	(272)	(97)	(275)
Net cash provided by financing activities	$ 610	$ 5,121	$ 61,677
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	$ 13,277	$ (4,031)	$ 6,312
Net increase (decrease) in cash, cash equivalents, and restricted cash	600	(33,361)	96,962
Cash, cash equivalents, and restricted cash at the beginning of the year	216,716	250,077	153,115
Cash, cash equivalents, and restricted cash at the end of the year	$ 217,316	$ 216,716	$ 250,077

Years ended December 31,
	2025	2024	2023

Supplemental disclosures of cash flow information
Tenant improvements paid through lease incentive	$ 390	$ 315	$ 105
Cash paid during the period for interest	$ 43,608	$ 58,960	$ 36,090
Cashless exercise of warrants	$ 71	$ —	$ —
Capital expenditures unpaid at the end of period	$ 73	$ 103	$ 868
Cash paid for income taxes	$ 14,894	$ 8,214	$ 8,525
See accompanying Notes to Consolidated Financial Statements

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
1. Description of Business
Amicus Therapeutics, Inc. (the "Company") is a leading, global biotechnology company with a clear and compelling mission to develop and deliver transformative medicines for people living with rare diseases. With extraordinary patient focus, Amicus strives to redefine expectations in rare diseases. The Company's two marketed therapies are Galafold®, the first oral monotherapy for people living with Fabry disease who have amenable genetic variants, and Pombiliti® + Opfolda®, a novel two-component treatment for adults living with late-onset Pompe disease.
Galafold® (also referred to as "migalastat"), is approved in over 40 countries around the world, including the United States ("U.S."), European Union ("E.U."), United Kingdom ("U.K."), and Japan. Additionally, Galafold® has been granted orphan drug designation in the U.S., E.U., U.K., Japan and several other countries.
Pombiliti® + Opfolda® (also referred to as "cipaglucosidase alfa-atga/miglustat"), is approved in the U.S., the E.U., the U.K., Canada, Australia, Switzerland, and Japan. Multiple regulatory submissions and reimbursement processes with global health authorities are currently underway. Additionally, Pombiliti® + Opfolda® has been granted orphan drug designation or status in the U.S., U.K., Switzerland and Japan and data exclusivity in the E.U.
On April 30, 2025, the Company entered into an exclusive license agreement with Dimerix Bioscience Pty Limited ("Dimerix") for the commercialization of Dimerix' Phase 3 drug candidate, DMX-200, in the United States for treatment of Focal Segmental Glomerulosclerosis ("FSGS") and other indications. Refer to "— Note 14. Collaborative Agreements," in the Notes to Consolidated Financial Statements.
On December 19, 2025, the Company entered into a Merger Agreement with BioMarin and its wholly owned acquisition subsidiary. Under the terms of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), if the transaction is completed, BioMarin's wholly owned acquisition subsidiary will merge with and into Amicus, and Amicus will continue as the surviving corporation as a wholly owned subsidiary of BioMarin. In addition, all shares of the Company's common stock outstanding immediately prior to closing (other than Excluded Shares or Dissenting Shares (as defined in the Merger Agreement)) will be cancelled and converted into the right to receive $14.50 per share in cash, without interest and subject to any applicable withholding of taxes. Following completion of the Merger, shares of the Company's common stock will no longer be publicly listed. Refer to "— Note 15. Merger Agreement," in the Notes to Consolidated Financial Statements for additional information.
The Company had an accumulated deficit of $2.8 billion as of December 31, 2025. The Company has historically funded its operations through stock offerings, product revenues, debt issuances, collaborations, and other financing arrangements.
Based on its current operating model and excluding any impact of the pending consummation of the Merger, the Company believes the current cash position and expected revenues are sufficient to fund the Company's operations and ongoing research programs for at least the next 12 months. Potential business development opportunities, pipeline expansion, and investment in manufacturing capabilities could impact the Company's long-term capital requirements.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
2. Summary of Significant Accounting Policies
Basis of Presentation
The Company has prepared the accompanying Consolidated Financial Statements in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") and include all adjustments necessary for the fair presentation of the Company's financial position for the periods presented. Certain prior year amounts have been reclassified for comparative purposes. The reclassifications did not affect results of operations, net assets or cash flows.
Consolidation
The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.
Foreign Currency Transactions
The functional currency for most of the Company's foreign subsidiaries is their local currency. For non-U.S. subsidiaries that transact in a functional currency other than the U.S. dollar, assets and liabilities are translated at current rates of exchange at the balance sheet date. Income and expense items are translated at the weighted average foreign exchange rates for the period. Adjustments resulting from the translation of the financial statements of the Company's foreign operations into U.S. dollars are excluded from the determination of net income and are recorded in accumulated other comprehensive income, a separate component of stockholders' equity. Transactions which are not in the functional currency of the entity are remeasured into the functional currency with gains or losses resulting from the remeasurement recorded in other (expense) income.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Cash, Cash Equivalents, Marketable Securities, and Restricted Cash
The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of acquisition to be cash equivalents. Marketable securities consist of fixed income investments with a maturity of greater than three months and other highly liquid investments that can be readily purchased or sold using established markets. These investments are classified as available-for-sale and are reported at fair value on the Company's Consolidated Balance Sheets. Unrealized holding gains and losses are reported within other comprehensive gain (loss) in the Company's Consolidated Statements of Comprehensive Loss. Fair value is based on available market information including quoted market prices, broker or dealer quotations, or other observable inputs.
Restricted cash consists primarily of funds held to satisfy the requirements of certain agreements that are restricted in their use and is included as a component of other non-current assets on the Company's Consolidated Balance Sheets.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
Concentration of Credit Risk
The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash, cash equivalents, and marketable securities. The Company maintains its cash and cash equivalents in bank accounts, which, at times, exceed federally insured limits. The Company invests its marketable securities in high-quality commercial financial instruments. The Company has not recognized any losses from credit risks on such accounts during any of the periods presented. The Company believes it is not exposed to significant credit risk on its cash, cash equivalents, or marketable securities.
The Company is subject to credit risk from its accounts receivable primarily related to its product sales. The Company's accounts receivable at December 31, 2025 have arisen from product sales primarily in Europe, the U.S., and Japan. The Company will periodically assess the financial strength of its customers to establish allowances for anticipated losses, if any. For accounts receivable that have arisen from named patient sales, the payment terms are predetermined, and the Company evaluates the creditworthiness of each customer on a regular basis. As of December 31, 2025, the Company's allowance for doubtful accounts was $1.2 million.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated over the estimated useful lives of the respective assets, which range from three to five years, or the lesser of the related initial term of the lease or useful life for leasehold improvements.
The initial cost of property and equipment consists of its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after the fixed assets have been put into operation, such as repairs and maintenance, are expensed as incurred. Major replacements, improvements, and additions are capitalized in accordance with Company policy.
The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If indications of impairment exist, projected future undiscounted cash flows associated with the asset or asset group are compared to the carrying value of the asset to determine whether the asset or asset group's value is recoverable. If impairment is determined, the Company writes down the asset to its estimated fair value and records an impairment loss equal to the excess of the carrying value of the long-lived asset over its estimated fair value in the period at which such a determination is made.
Revenue Recognition
The Company has recorded revenue on sales where its products are available either on a commercial basis or through a reimbursed early access program. Product orders are generally received from distributors and pharmacies, with the ultimate payor often a government authority. In 2025 and 2024, one customer accounted for 24% and 26% of net product sales, respectively. As of December 31, 2025, two customers each accounted for 12%, respectively, of account receivables from product sales. As of December 31, 2024, the same two customers accounted for 18% and 13% of account receivables from product sales, respectively. Revenue attributed to U.K. and Germany accounted for 10% and 13% respectively in 2025, each accounted for 13% of net product sales in 2024 and 10% and 13% respectively in 2023.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
The Company recognizes revenue when its performance obligations to its customers have been satisfied, which occurs at a point in time when the pharmacies or distributors obtain control of the products. The transaction price is determined based on fixed consideration in the Company's customer contracts and is recorded net of estimates for variable consideration, which primarily consist of third-party discounts and rebates. The identified variable consideration is recorded as a reduction of revenue at the time revenue from the sale is recognized. The Company recognizes revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration received. The Company evaluates these estimates each reporting period to reflect known changes.
The following table summarizes the Company's net product sales disaggregated by product and geographic area:

	For the Year
(in thousands)	2025	2024	2023
Galafold® U.S.	$ 215,761	$ 176,024	$ 145,147
Galafold® Ex-U.S.	305,941	282,030	242,630
Total Galafold® sales	$ 521,702	$ 458,054	$ 387,777
Pombiliti® + Opfolda® U.S.	$ 48,265	30,123	1,791
Pombiliti® + Opfolda® Ex-U.S.	64,243	40,118	9,788
Total Pombiliti® + Opfolda® sales	$ 112,508	$ 70,241	$ 11,579
Total net product sales	$ 634,210	$ 528,295	$ 399,356
Inventories and Cost of Goods Sold
Until regulatory approval of Pombiliti® + Opfolda®, the Company expensed all manufacturing costs as research and development expense. Upon regulatory approval, the Company began capitalizing costs related to the purchase and manufacture of Pombiliti® + Opfolda®.
Inventories are stated at the lower of cost and net realizable value, determined by the first-in, first-out method. Inventories are reviewed periodically to identify slow-moving or obsolete inventory based on projected sales activity as well as product shelf-life. In evaluating the recoverability of inventories produced, the probability that revenue will be obtained from the future sale of the related inventory is considered and inventory value is written down for inventory quantities in excess of expected requirements. Expired inventory is disposed of and the related costs are recognized as cost of goods sold in the Company's Consolidated Statements of Operations.
Cost of goods sold includes the cost of inventory sold, manufacturing and supply chain costs, product shipping and handling costs, provisions for excess and obsolete inventory, as well as royalties payable. A portion of inventory available for sale was expensed as research and development costs prior to regulatory approval and, as such, the cost of goods sold and related gross margins are not necessarily indicative of future costs of goods sold and gross margin.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
Fair Value Measurements
The Company records certain asset and liability balances under the fair value measurements as defined by the Financial Accounting Standard Board ("FASB") guidance. Current FASB fair value guidance emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, current FASB guidance establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions that market participant's assumptions would use in pricing assets or liabilities (unobservable inputs classified within Level 3 of the hierarchy).
Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at measurement date. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity's own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development expense consist primarily of costs related to personnel, including salaries and other personnel related expenses, consulting fees, and the cost of facilities and support services used in drug development. Assets acquired that are used for research and development and have no future alternative use are expensed as in-process research and development.
Selling, General and Administrative Expenses
Selling, general and administrative (“SG&A”) expenses relate to sales and marketing, finance, human resources, legal and other administrative activities. SG&A expenses consist primarily of personnel costs, facilities and overhead costs, outside marketing, advertising and legal expenses, and other general and administrative costs.
The Company expenses the costs of advertising, including promotional expenses, as incurred. The Company considers advertising costs as expenses related to the promotion of the Company’s commercial products. Advertising expenses were $13.0 million, $11.1 million and $11.3 million for the years ended December 31, 2025, 2024 and 2023, respectively.

Interest Income and Interest Expense
Interest income consists of interest earned on the Company's cash, cash equivalents, and marketable securities. Interest expense consists of interest incurred on debt and finance leases.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
Income Taxes
The Company accounts for income taxes under the liability method. Under this method deferred income tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities and for operating losses and tax credit carry forwards, using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is recorded if it is "more likely than not" that a portion or all of a deferred tax asset will not be realized.
The Company’s tax returns are subject to examination by U.S. Federal, state, and foreign taxing jurisdictions. The impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more likely than not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more likely than not to be sustained.
Other Comprehensive Gain (Loss)
Components of other comprehensive gain (loss) include unrealized gains and losses on available-for-sale securities and gains and losses on foreign currency transactions, and are included in the Consolidated Statements of Comprehensive Loss.
Leases
The Company primarily enters into lease agreements for office space, equipment, and vehicles. The leases have varying terms, some of which could include options to renew, extend, and early terminate. The Company determines if an arrangement is a lease at contract inception. Operating leases are included in right-of-use ("ROU") assets and lease liabilities on the Consolidated Balance Sheets.
ROU assets represent the Company's right to control the use of an explicitly or implicitly identified fixed asset for a period of time and lease liabilities represent the Company's obligation to make lease payments arising from the lease. Control of an underlying asset is conveyed if the Company obtains the rights to direct the use of and to obtain substantially all of the economic benefits from using the underlying asset. ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company utilizes its incremental borrowing rate, which reflects the fixed rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment.
Lease payments included in the measurement of the lease liability are comprised of fixed payments. Variable lease payments are excluded from the ROU asset and lease liability and are recognized in the period in which the obligation for those payments is incurred. Variable lease payments are presented in the Consolidated Statements of Operations in the same line item as expenses arising from fixed lease payments for operating leases. The Company has lease agreements that include lease and non-lease components, which the Company accounts for as a single lease component for all underlying asset categories.
The lease term for all of the Company's leases includes the non-cancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.
Leases with an initial term of 12 months or less are not recorded on the Consolidated Balance Sheets. The Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company applies this policy to all underlying asset categories.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
Equity-based Compensation
At December 31, 2025, the Company had one equity-based employee compensation plan, which is described more fully in "— Note 8. Stockholders' Equity." The Company applies the fair value method of measuring equity-based compensation, which requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.
Loss per Common Share
The Company calculates net loss per share as a measurement of the Company's performance while giving effect to all dilutive potential common shares that were outstanding during the reporting period. The Company had a net loss for all periods presented; accordingly, the inclusion of common stock options and unvested restricted stock units would be anti-dilutive. Therefore, the weighted average shares used to calculate both basic and diluted earnings per share are the same.
Segment Information
The Company currently operates in one business segment focused on the discovery, development, and commercialization of advanced therapies to treat a range of devastating rare and orphan diseases. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker ("CODM"), its Chief Executive Officer, who comprehensively manages the entire business. The Company and its CODM evaluate performance and allocate resources primarily based on Net product sales and Net loss within the Consolidated Statement of Operations he is regularly provided. Net loss is used to monitor budget to actual results and actuals against prior periods. The Company does not accumulate discrete financial information below the consolidated level, and thus there is one reportable segment. The Company does not operate any separate lines of business or separate business entities with respect to its products. Accordingly, the Consolidated Statements of Operations and Consolidated Balance Sheets provide information regarding significant segment expenses and segment assets. Revenue segregation by product line is presented in the revenue recognition section earlier in this footnote.
Intangible Assets and Goodwill
The Company records goodwill in a business combination when the total consideration exceeds the fair value of the net tangible and identifiable intangible assets acquired. Goodwill is assessed annually for impairment on October 1 and whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The Company first assesses the qualitative factors to determine if a quantitative test is necessary. If required, or if the Company elects to bypass the qualitative assessment, a quantitative goodwill impairment test is concluded. If it is determined the Company's single reporting unit's carrying value, including goodwill, exceeds its fair value, an impairment loss is recorded for the difference.
Finite-lived intangible assets are recorded at cost, net of accumulated amortization, and, if applicable, impairment charges. Amortization of finite-lived intangible assets is recorded over the assets’ estimated useful lives on a straight-line basis or based on the pattern in which economic benefits are consumed, if reliably determinable. The Company reviews finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is determined, the Company writes down the asset to its estimated fair value and records an impairment loss equal to the excess of the carrying value of the asset over its estimated fair value in the period at which such a determination is made.
No indicators of impairment were noted during the years ended December 31, 2025 and 2024.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
Recent Accounting Developments - Guidance Adopted in 2025
In December 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires disclosure of disaggregated income taxes paid, prescribes standard categories for the components of the effective tax rate reconciliation, and modifies other income tax-related disclosures. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, must be applied prospectively with an option to apply retrospectively, and early adoption is permitted. The Company prospectively adopted this guidance on January 1, 2025. This ASU applies to disclosure requirements only, and the Company has included required annual disclosures within "— Note 13. Income Taxes."
Recent Accounting Developments - Guidance Not Yet Adopted
In November 2024, the FASB issued ASU 2024-03, "Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses." The standard is intended to require more detailed disclosures about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions presented on the face of the income statement. This ASU is effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively to financial statements issued for reporting periods after the effective date of this ASU or retrospectively to all prior periods presented in the financial statements. The Company is currently assessing the impact this standard will have on its Consolidated Financial Statements.
In July 2025, the FASB issued ASU 2025-05, "Financial Instruments - Credit Losses (Topic 326)". The standard is intended to simplify the calculation of current expected credit losses by allowing companies to elect a practical expedient to assume that current market conditions as of the balance sheet date will not change over the life of the asset. This ASU is effective for fiscal years beginning after December 15, 2025. Early adoption is permitted. The Company is currently assessing the impact this standard will have on its Consolidated Financial Statements.
In September 2025, the FASB issued ASU 2025-06, "Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40)" related to accounting for internal-use software costs. The amendments in this update improve the operability of the guidance by removing all references to software development project stages so that the guidance is neutral to different software development methods. This update is effective for annual periods beginning after December 15, 2027, including interim periods within those fiscal years, though early adoption is permitted. The Company is currently assessing the impact this standard will have on its Consolidated Financial Statements.
3. Goodwill and Intangible Assets
Finite-lived Intangible Assets

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
As of December 31, 2025, the Company had intangible assets of $13.9 million. Intangible assets consist of lead enzyme replacement therapy assets acquired with the Callidus Biopharma, Inc. ("Callidus") acquisition in 2013, previously accounted for as in-process research and development. In March 2023, as a result of the European Commission's ("EC") approval of Pombiliti®, the Company began amortizing the assets over the initial regulatory exclusivity period of 7 years. The Company completed an impairment assessment before changing the classification to finite-lived intangible asset noting no impairment. Amortization expense for finite-lived intangible assets was $3.3 million and $3.3 million for the years ended December 31, 2025 and 2024 respectively. Total estimated amortization expense for the finite-lived intangible assets for each of the next 5 years is approximately $3.3 million from 2026-2029, and $0.8 million in 2030. The finite-lived intangible assets have a remaining amortization period of 4.2 years.
Goodwill
As of December 31, 2025, in connection with the acquisition of Callidus in 2013 and Scioderm, Inc. in 2015, the Company had goodwill of $197.8 million. There has been no change to the balance of goodwill since the dates of acquisition.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
4. Cash, Cash Equivalents, Marketable Securities, and Restricted Cash
As of December 31, 2025, the Company held $214.0 million in cash and cash equivalents and $79.5 million of marketable securities which are reported at fair value on the Company's Consolidated Balance Sheets. Unrealized holding gains and losses are generally reported within other comprehensive gain (loss) in the Consolidated Statements of Comprehensive Loss. If a decline in the fair value of a marketable security below the Company's cost basis is determined to be other-than-temporary or if an available-for-sale debt security’s fair value is determined to be less than the amortized cost and the Company intends or is more than likely to sell the security before recovery and it is not considered a credit loss, such security is written down to its estimated fair value as a new cost basis and the amount of the write-down is included in the Consolidated Statements of Operations as an impairment charge. If the unrealized loss of an available-for-sale debt security is determined to be a result of credit loss the Company would recognize an allowance and the corresponding credit loss would be included in the Consolidated Statements of Operations.
The Company regularly invests excess operating cash in deposits with major financial institutions, money market funds, notes issued by the U.S. government, as well as fixed income investments and U.S. bond funds, both of which can be readily purchased and sold using established markets. The Company believes that the market risk arising from its holdings of these financial instruments is mitigated as, in accordance with Company policy, securities are of high credit rating. Investments that have original maturities greater than three months but less than one year are classified as current. All marketable securities represent the investment of funds available for current operations, notwithstanding their contractual maturities.
Cash, cash equivalents, and marketable securities are classified as current unless mentioned otherwise below and consisted of the following:

	December 31, 2025
(in thousands)	Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
Cash and cash equivalents	$ 214,010	$ —	$ —	$ 214,010
U.S. government agency bonds	52,603	163	—	52,766
Corporate debt securities	16,303	23	(1)	16,325
Commercial paper	10,280	5	(3)	10,282
Money market	100	—	—	100
Certificates of deposit	53	—	—	53
	$ 293,349	$ 191	$ (4)	$ 293,536
Included in cash and cash equivalents	$ 214,010	$ —	$ —	$ 214,010
Included in marketable securities	79,339	191	(4)	79,526
Total cash, cash equivalents, and marketable securities	$ 293,349	$ 191	$ (4)	$ 293,536

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)

	December 31, 2024
(in thousands)	Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
Cash and cash equivalents	$ 213,752	$ —	$ —	$ 213,752
Commercial paper	18,082	3	(4)	18,081
U.S. government agency bonds	16,524	1	(7)	16,518
Corporate debt securities	1,446	—	(2)	1,444
Money market	100	—	—	100
Certificates of deposit	51	—	—	51
	$ 249,955	$ 4	$ (13)	$ 249,946
Included in cash and cash equivalents	$ 213,752	$ —	$ —	$ 213,752
Included in marketable securities	36,203	4	(13)	36,194
Total cash, cash equivalents, and marketable securities	$ 249,955	$ 4	$ (13)	$ 249,946
For the years ended December 31, 2025 and 2024, there were no realized gains or losses. The cost of securities sold is based on the specific identification method.
Unrealized loss positions in the marketable securities as of December 31, 2025 reflect temporary impairments and are not a result of credit loss. Additionally, as these positions have been in a loss position for less than twelve months and the Company does not intend to sell these securities before recovery, the losses are recognized in other comprehensive gain (loss). The fair value of these marketable securities in unrealized loss positions are $10.7 million and $23.7 million as of December 31, 2025 and 2024 respectively.
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows.

	December 31,
(in thousands)	2025	2024	2023
Cash and cash equivalents	$ 214,010	$ 213,752	$ 246,994
Restricted cash	3,306	2,964	3,083
Cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$ 217,316	$ 216,716	$ 250,077

5. Inventories
Inventories consisted of the following:

	December 31,
(in thousands)	2025	2024
Raw materials	$ 131,170	$ 87,916
Work-in-process	61,304	21,223
Finished goods	36,345	9,643
Total inventories	$ 228,819	$ 118,782

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
The Company's reserve for inventory was $2.7 million and $3.3 million as of December 31, 2025 and 2024, respectively. The Company has a number of binding minimum purchase and manufacturing commitments due to the third-party manufacturers. As of December 31, 2025, these purchase and manufacturing obligations totaled $218.8 million, of which $195.7 million and $23.1 million are expected in 2026 and 2027, respectively.

6. Property and Equipment
Property and equipment consist of the following:

	December 31,
(in thousands)	2025	2024
Leasehold improvements	$ 33,067	$ 32,361
Research equipment	15,771	16,220
Computer equipment	5,698	5,198
Furniture and fixtures	3,815	3,715
Computer software	578	402
Construction in progress	—	262
Gross property and equipment	58,929	58,158
Less accumulated depreciation	(31,821)	(28,775)
Net property and equipment	$ 27,108	$ 29,383
Depreciation expense was $3.9 million and $5.0 million for the years ended December 31, 2025 and 2024 respectively.
7. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:

	December 31,
(in thousands)	2025	2024
Accrued sales rebates and discounts	$ 48,284	$ 33,546
Accrued contract manufacturing & contract research costs	42,239	3,924
Accrued compensation and benefits	37,682	32,529
Accrued taxes	28,809	18,105
Accrued professional fees	11,228	6,337
Accrued royalties	10,655	9,790
Accrued program fees	9,882	10,578
Other	11,678	12,491
	$ 200,457	$ 127,300

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)

8. Stockholders' Equity
Common Stock and Warrants
As of December 31, 2025, the Company was authorized to issue 500 million shares of common stock. Dividends on common stock will be paid when, and if, declared by the Board of Directors. Each holder of common stock is entitled to vote on all matters that are appropriate for stockholder voting and is entitled to one vote for each share held.
In November 2022, the Company entered into a Sales Agreement with Goldman Sachs & Co. LLC to create an at-the-market equity program ("ATM program"), pursuant to which the Company may offer to sell shares of its common stock having an aggregate offering gross proceeds of up to $250.0 million. There were no shares issued and sold during the year ended December 31, 2025 through the ATM program. During the year ended December 31, 2024, the Company issued and sold an aggregate of 1,732,204 shares through its ATM program at a weighted-average public offering price of $11.69 per share, resulting in net proceeds of $19.6 million. As of December 31, 2025, an aggregate of $164.2 million worth of shares remain available to be issued and sold under the ATM program.
In October 2023, the Company entered into a securities purchase agreement with funds managed by Blackstone Alternative Credit Advisors LP and Blackstone Life Sciences Advisors L.L.C. (collectively, “Blackstone”), for the private placement of an aggregate of 2,467,104 shares of the Company’s common stock, at a purchase price of $12.16 per share. Proceeds from the private placement, net of offering costs, were $29.8 million.
Equity Incentive Plan
The Company's stockholders approved the 2025 Equity Incentive Plan (the "2025 Equity Plan") at the 2025 Annual Meeting of Stockholders, held on June 5, 2025 (the “2025 Annual Meeting”), to replace the expiring Amended and Restated 2007 Equity Incentive Plan (the "2007 Equity Plan"). Following approval of the 2025 Equity Plan, no future awards are permitted to be granted under the 2007 Equity Plan. The maximum number of shares of our common stock that may be issued under the 2025 Equity Plan (subject to certain adjustments) is the sum of (i) 9.0 million shares which were approved by stockholders at the 2025 Annual Meeting; plus (ii) the number of shares reserved for issuance under the 2007 Equity Plan that remained available for grant under the 2007 Equity Plan as of the 2025 Annual Meeting; plus (iii) any shares underlying 2007 Equity Plan awards that may become available for issuance under the 2025 Equity Plan in accordance with the 2025 Equity Plan provisions.
The 2025 Equity Plan provides for the granting of restricted stock units and options to purchase common stock in the Company to employees, directors, advisors, and consultants at a price to be determined by the Company's Board of Directors. The 2025 Equity Plan is intended to encourage ownership of stock by employees and consultants of the Company and to provide additional incentives for them to promote the success of the Company's business. Under the provisions of the 2025 Equity Plan, no option will have a term in excess of 10 years. The Board of Directors, or its committee, is responsible for determining the individuals to be granted options, the number of options each individual will receive, the option price per share, and the exercise period of each option. Options granted pursuant to the 2025 Equity Plan generally vest 25% on the first year anniversary date of grant plus an additional 1/48th for each month thereafter and may be exercised in whole or in part for 100% of the shares vested at any time after the date of grant. As of December 31, 2025, the Company has reserved up to 15,294,241 shares for issuance under the 2025 Equity Plan.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
9. Stock-based Compensation
The Plan provides for the granting of restricted stock units and options to purchase common stock in the Company to employees, directors, advisors, and consultants at a price to be determined by the Company’s Board of Directors. The Plan is intended to encourage ownership of stock by employees and consultants of the Company and to provide additional incentives for them to promote the success of the Company’s business. The Board of Directors, or its committee, is responsible for determining the individuals to be granted options, the number of options each individual will receive, the option price per share, and the exercise period of each option.
The Plan provides for certain benefits to qualifying Plan participants who separate from service with the Company due to death, disability or "retirement" (as such term is defined under the Plan) ("Qualified Participants"). Options granted under the Plan to a Qualified Participant shall continue to vest until the 2nd anniversary of the Qualified Participant’s separation and all vested options held by such Qualified Participant shall remain exercisable until the earlier of the 4th anniversary of the Qualified Participant’s separation or the original expiration date of the option. Options that are not exercised during this exercise period shall be forfeited. Time-based restricted stock units and restricted stock granted to a Qualified Participant under the Plan that was scheduled to vest within the two-year period following the Qualified Participant's separation shall accelerate and be delivered upon such separation. Any time-based restricted stock units or restricted stock that would have vested after such two-year period will be forfeited upon the Qualified Participant's separation. Also, per the Amendment, any performance-based restricted stock units under the Plan ("PRSUs") received by the Qualified Participant, shall remain eligible to vest after the Qualified Participant’s separation based on the actual performance of the Company through the end of the performance period applicable to any such PRSUs.
Stock Option Grants
The Company uses the fair value method of measuring share-based compensation, using the fair value of each equity award granted. The Company chose the ‘‘straight-line’’ attribution method for allocating compensation costs and recognized the fair value of each stock option on a straight-line basis over the vesting period of the related awards.
The Company uses the Black-Scholes option pricing model when estimating the grant date fair value for share-based awards. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility is based on the historical volatility of the Company's common stock over the look-back period corresponding to the expected life of the options. The average expected life is determined using the Company's actual historical data. The risk-free interest rate is based on U.S. Treasury, zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. Forfeitures are estimated on the grant date and reassessed each reporting period based on historical experience and management's expectations of future forfeitures. To the extent actual forfeitures differ from the estimates, the difference is recorded as a cumulative adjustment in the period in which the estimates are revised.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
The fair value of the stock options granted were estimated on the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Years ended December 31,
	2025	2024	2023
Expected stock price volatility	55.3%	57.0%	59.2%
Risk free interest rate	4.2%	4.0%	3.9%
Expected life of options (years)	5.64	5.60	5.47
Expected annual dividend per share	$ —	$ —	$ —
The weighted average grant-date fair value per share of options granted during 2025, 2024, and 2023 were $4.68, $7.50, and $6.75, respectively.
A summary of the Company's stock options is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Years	Aggregate Intrinsic Value
	(in thousands)			(in millions)
Options outstanding, December 31, 2022	19,064	$ 11.31
Granted	5,733	$ 11.99
Exercised	(1,361)	$ 7.54
Forfeited	(356)	$ 11.59
Expired	(78)	$ 15.09
Options outstanding, December 31, 2023	23,002	$ 11.69
Granted	4,917	$ 13.52
Exercised	(957)	$ 8.02
Forfeited	(622)	$ 12.75
Expired	(327)	$ 14.30
Options outstanding, December 31, 2024	26,013	$ 12.11
Granted	4,325	$ 8.47
Exercised	(2,043)	$ 9.40
Forfeited	(523)	$ 11.47
Expired	(1,531)	$ 12.98
Options outstanding, December 31, 2025	26,241	$ 11.68	5.8	$ 78.7
Vested and unvested expected to vest, December 31, 2025	26,241	$ 11.68	5.8	$ 78.7
Exercisable at December 31, 2025	18,531	$ 12.19	4.7	$ 49.7
The aggregate intrinsic value of options exercised during the years ended December 31, 2025, 2024 and 2023 was $6.6 million, $3.8 million, and $7.1 million, respectively. Cash proceeds from stock options exercised during the years ended December 31, 2025, 2024, and 2023 were $19.2 million, $7.7 million, and $10.3 million, respectively. As of December 31, 2025, the total unrecognized compensation cost related to non-vested stock options granted was $33.6 million and is expected to be recognized over a weighted average period of two years.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
Restricted Stock Units and Performance-Based Restricted Stock Units (collectively "RSUs")
RSUs awarded under the Plan are generally subject to graded vesting and are contingent on an employee's continued service. RSUs are generally subject to forfeiture if employment terminates prior to the release of vesting restrictions. The Company expenses the cost of the RSUs, which is determined to be the fair market value of the shares of common stock underlying the RSUs at the date of grant, ratably over the period during which the vesting restrictions lapse. A summary of non-vested RSU activity under the Plan is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Years	Aggregate Intrinsic Value
	(in thousands)			(in millions)
Non-vested units as of December 31, 2022	9,717	$ 13.07
Granted	4,762	$ 13.02
Vested	(3,610)	$ 12.21
Forfeited	(836)	$ 11.63
Non-vested units as of December 31, 2023	10,033	$ 13.37
Granted	4,150	$ 14.32
Vested	(5,107)	$ 13.07
Forfeited	(799)	$ 13.74
Non-vested units as of December 31, 2024	8,277	$ 13.59
Granted	8,055	$ 8.78
Vested	(3,536)	$ 11.25
Forfeited	(1,065)	$ 10.68
Non-vested units as of December 31, 2025	11,731	$ 10.95	2.3	$ 167.1
As of December 31, 2025, there was $72.3 million of total unrecognized compensation cost related to unvested RSUs with service-based vesting conditions. These costs are expected to be recognized over a weighted average period of two years.
Compensation Expense Related to Equity Awards
The following table summarizes information related to compensation expense recognized in the Company's Consolidated Statements of Operations related to the equity awards:

	Years ended December 31,
(in thousands)	2025	2024	2023
Research and development expense	$ 12,156	$ 15,969	$ 21,470
Selling, general, and administrative expense	75,254	68,936	64,607
Total equity compensation expense	$ 87,410	$ 84,905	$ 86,077

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)

10. Assets and Liabilities Measured at Fair Value
The Company's financial assets and liabilities are measured at fair value and classified within the fair value hierarchy which is defined as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 — Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly.
Level 3 — Inputs that are unobservable for the asset or liability.
A summary of the fair value of the Company's recurring assets and liabilities aggregated by the level in the fair value hierarchy within which those measurements fall as of December 31, 2025 are identified in the following tables:

(in thousands)	Level 1	Level 2	Total
Assets:
U.S. government agency bonds	$ —	$ 52,766	$ 52,766
Corporate debt securities	—	16,325	16,325
Commercial paper	—	10,282	10,282
Money market	2,486	—	2,486
	$ 2,486	$ 79,373	$ 81,859

(in thousands)	Level 1	Level 2	Total
Liabilities:
Deferred compensation plan liability	$ 2,386	$ —	$ 2,386
	$ 2,386	$ —	$ 2,386
A summary of the fair value of the Company's recurring assets and liabilities aggregated by the level in the fair value hierarchy within which those measurements fall as of December 31, 2024 are identified in the following tables:

(in thousands)	Level 1	Level 2	Total
Assets:
Commercial paper	$ —	$ 18,081	$ 18,081
U.S. government agency bonds	—	16,518	16,518
Corporate debt securities	—	1,444	1,444
Money market	2,318	—	2,318
	$ 2,318	$ 36,043	$ 38,361

(in thousands)	Level 1	Level 2	Total
Liabilities:
Deferred compensation plan liability	2,218	—	2,218
	$ 2,218	$ —	$ 2,218

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
The Company's Senior Secured Term Loan due 2029 falls into the Level 2 category within the fair value level hierarchy and the fair value was determined using a discounted cash flow analysis that factors in current market yields for comparable borrowing arrangements under the Company's credit profile. The carrying value of the Senior Secured Term Loan due 2029 approximates the fair value. Deferred compensation plan liability is recorded as a component of other non-current liabilities on the Company's Consolidated Balance Sheets.
The Company did not have any Level 3 assets or liabilities as of December 31, 2025 or 2024.
Cash, Money Market Funds and Marketable Securities
The Company classifies its cash and money market funds within the fair value hierarchy as Level 1 as these assets are valued using quoted prices in an active market for identical assets at the measurement date. The Company considers its investments in marketable securities as available-for-sale and classifies these assets within the fair value hierarchy as Level 2 primarily utilizing broker quotes in a non-active market for valuation of these securities. No changes in valuation techniques or inputs occurred during the year ended December 31, 2025. No transfers of assets between Level 1 and Level 2 of the fair value measurement hierarchy occurred during the year ended December 31, 2025.
11. Debt
The Company's debt consists of the following:

	December 31,
(in thousands)	2025	2024
Senior Secured Term Loan due 2029:
Principal	$ 400,000	$ 400,000
Less: debt discount (1)	(5,818)	(7,863)
Less: deferred financing (1)	(1,522)	(2,026)
Net carrying value of long-term debt	$ 392,660	$ 390,111
_____________________________
(1) Included in the Consolidated Balance Sheets within long-term debt and amortized to interest expense over the remaining life of the corresponding Senior Secured Term Loan using the effective interest rate method.
Senior Secured Term Loan due 2029
In October 2023, the Company entered into a $400 million loan agreement (the “Senior Secured Term Loan due 2029”) with Blackstone Alternative Credit Advisors LP and Blackstone Life Sciences Advisors L.L.C. (collectively, “Blackstone”) with an interest rate equal to 3-month Term SOFR, subject to a 2.5% floor, plus a Term SOFR adjustment of 0.26161% and a margin of 6.25% that requires interest-only payments until early-2027. The Senior Secured Term Loan due 2029 will be repaid in twelve quarterly payments of $33.3 million, starting on January 2027 with the final balance due on the maturity date in October 2029. This transaction resulted in net proceeds of $387.4 million, after deducting fees and expenses. There were no warrants or equity conversion features associated with the Senior Secured Term Loan due 2029.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
The Senior Secured Term Loan due 2029 is subject to mandatory prepayment provisions that require prepayment upon a change of control, the incurrence of certain additional indebtedness, asset sale, or an event of loss, subject to certain conditions set forth in the Senior Secured Term Loan due 2029. The Company may prepay the Senior Secured Term Loan due 2029 in whole or in part, at its option at any time. Any prepayment of the Senior Secured Term Loan due 2029 is subject to certain make-whole premiums and prepayment premiums, the latter of which decrease until the fifth anniversary of the transaction date at which point no prepayment penalty shall exist. The obligations under the Senior Secured Term Loan due 2029 are secured by a first lien security interest in certain assets of the Company. The Senior Secured Term Loan due 2029 contains certain customary representations and warranties, affirmative and negative covenants and events of default applicable to the Company. If an event of default occurs and is continuing, Blackstone may declare all amounts outstanding under the Senior Secured Term Loan due 2029 to be immediately due and payable.
Senior Secured Term Loan due 2026
In July 2020, the Company entered into a definitive agreement for a $400 million credit facility with Hayfin Capital Management (“Senior Secured Term Loan due 2026”) with an interest rate equal to 3-month LIBOR, subject to a 1% floor, plus 6.5% per annum and requires interest-only payments until mid-2024. The Senior Secured Term Loan due 2026 was to be repaid in nine quarterly payments of $44.4 million, starting on July 2024 with the final balance due on the maturity date in July 2026. There were no warrants or equity conversion features associated with the Senior Secured Term Loan due 2026.
In October 2023, the Company used $408.9 million of the net proceeds from the Senior Secured Term Loan due 2029 and the private placement to prepay the Senior Secured Term Loan due 2026, inclusive of the outstanding principal amount, $0.8 million in accrued interest and $8.0 million as a prepayment premium. In connection with the prepayment, the Company recorded a loss from early extinguishment of debt of $13.9 million in the Company's Consolidated Statements of Operations for the year ended December 31, 2023.
Interest Expense
The following table sets forth interest expense recognized related to the Company's debt for the years ended December 31, 2025 and 2024, respectively:

December 31,
(in thousands, except interest rate amounts)	2025	2024
Contractual interest expense	$ 43,558	$ 47,373
Amortization of debt discount	$ 2,045	$ 1,790
Amortization of deferred financing	$ 525	$ 472
Effective interest rate of the liability component, Senior Secured Term Loan due 2029	11.1%	12.0%

12. Leases
The Company currently has operating leases for office and research laboratory space, equipment, and vehicles under agreements expiring at various dates through 2034, which include renewal options on leases which the Company is reasonably certain to exercise.
For the years ended December 31, 2025 and 2024, operating lease expense was $6.7 million and $6.7 million and variable lease expense was $2.0 million and $2.2 million, respectively. For the years ended December 31, 2025 and 2024, the Company paid $9.4 million and $9.6 million, respectively, for amounts related to our operating lease liabilities and recorded right-of-use assets of $0.3 million and $0.7 million, respectively.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
Commitments under finance leases are not significant for the year ended December 31, 2025.
Supplemental balance sheet information related to operating leases were as follows:

December 31,
(in thousands, except year and discount rate amounts)	2025	2024
Operating lease ROU assets, net	$ 21,138	$ 22,278

Current portion of the operating lease liabilities	$ 8,741	$ 8,455
Non-current portion of the operating lease liabilities	$ 40,962	$ 45,078
Total operating lease liability	$ 49,703	$ 53,533

Weighted-average remaining lease terms (years)	7.7	8.5
Weighted-average discount rate	9.7%	9.7%
At December 31, 2025, the future minimum operating lease payments were as follows:

(in thousands)	Operating Lease
2026	$ 9,528
2027	9,594
2028	9,196
2029	8,172
2030	7,519
Thereafter	28,027
Total lease payments	72,036
Less: lease incentives	(1,331)
Less: imputed interest	(21,002)
Total operating lease liability	$ 49,703

13. Income Taxes
For financial reporting purposes, income (loss) before income taxes includes the following components:

	Years ended December 31,
(in thousands)	2025	2024	2023
United States	$ (123,182)	$ (210,049)	$ (234,482)
Foreign	123,373	181,293	84,381
Total	$ 191	$ (28,756)	$ (150,101)

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
Following were the components of income tax expense (benefit) for the years ended December 31, 2025, 2024, and 2023:

	Years ended December 31,
(in thousands)	2025	2024	2023
Current
Federal	$ —	$ —	$ —
State	29	76	14
Foreign	27,272	27,274	6,408
Deferred
Federal	—	—	(4,801)
State	—	—	(138)
Foreign	—	—	—
Total	$ 27,301	$ 27,350	$ 1,483
A reconciliation of the statutory tax rates and the effective tax rates for the year ended December 31, 2025 is as follows:

	Year ended December 31, 2025
(in thousands)	Amount	Percent
U.S. Federal statutory tax rate	$ 41	21%
Foreign tax effects
United Kingdom
Statutory rate difference between the United Kingdom and the United States	3,793	1986%
Nontaxable or nondeductible items
Intercompany sales income	(1,825)	(955) %
Executive compensation	2,875	1505%
Other	(53)	(28) %
Change in valuation allowance	(2,029)	(1062) %
Other adjustments
Deferred charge	(4,593)	(2405) %
Return to provision	(2,195)	(1149) %
Ireland
Statutory rate difference between Ireland and the United States	(1,640)	(859) %
Nontaxable or nondeductible items
Intercompany sales income	(1,573)	(824) %
Meals and entertainment	460	241%
Other adjustments
Return to provision	391	205%
Other	41	22%
Japan

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)

Other adjustments
Return to provision	(274)	(143) %
Other	(86)	(45) %
Germany
Statutory rate difference between Germany and the United States	283	148%
Other	76	40%
Other foreign jurisdictions	222	116%
Effects of changes in tax laws or rates enacted in the current period	—	— %
Effect of cross-border tax laws
Subpart F	7,264	3803%
Global intangible low taxed income	1,706	893%
Tax credits
Research and development tax credits	(6,983)	(3656) %
Changes in valuation allowance	13,339	6984%
Nontaxable or nondeductible items
Executive compensation	8,224	4306%
162(m) limitation	4,283	2242%
Intercompany royalty	1,752	917%
Other	41	21%
Changes in unrecognized tax benefits	7,526	3941%
Other adjustments
Unrealized FX gain/loss	(1,412)	(739) %
986c FX gain/loss	(2,575)	(1348) %
Foreign withholding tax	1,965	1029%
Return to provision	(1,778)	(931) %
Other	35	18%
Total effective tax rate	$ 27,301	14294%
A reconciliation of the statutory tax rates and the effective tax rates for the years ended December 31, 2024 and 2023 are as follows:

	Years ended December 31,
	2024	2023
Statutory rate	(21)%	(21)%
Tax credits	(14)%	(8)%
Impact of foreign operations	180%	(9)%
Executive compensation	36%	7%
Other	63%	1%
Valuation allowance	(149)%	31%
Net	95%	1%

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)

The amounts of cash taxes paid by the Company is as follows:

(in thousands)	Year ended December 31, 2025
Federal	$ —
State	52
Foreign:
United Kingdom	11,210
Ireland	1,486
Germany	776
All other foreign	1,370
Total	$ 14,894
On December 22, 2017, the U.S. government enacted the Tax Cuts and Jobs Act ("Tax Act"). The Tax Act significantly revised U.S. tax law by, among other provisions, lowering the U.S. federal statutory income tax rate to 21%, imposing a mandatory one-time transition tax on previously deferred foreign earnings, and eliminating or reducing certain income tax deductions. The Tax Act also introduced an additional U.S. tax on certain non-U.S. subsidiaries’ earnings which are considered to be Global Intangible Low Taxed Income (referred to as "GILTI"). After consideration of the relevant guidance and completing the accounting for the tax effects of the Tax Act, the Company has elected to treat GILTI as a period cost.
Beginning in 2022, the Tax Act eliminated the right to deduct research and development expenditures for tax purposes in the period the expenses were incurred and instead requires all U.S. and foreign research and development expenditures to be amortized over five and fifteen tax years, respectively.
On July 4, 2025, the U.S. government enacted the budget reconciliation bill, H.R. 1, also referred to as, the One Big Beautiful Bill Act of 2025 (“OBBBA”). The OBBBA contains several changes to corporate taxation including modifications to capitalization of research and development expenses, limitations on deductions for interest expense and accelerated fixed asset depreciation.  The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. The changes resulting from the tax provisions in OBBBA are not expected to have a material impact on the Company’s results of operations.
Tax returns for years 2021 through 2025 are open to examination by tax authorities. The Company is also subject to examination in any period for which it has net operating losses. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Years ended December 31,
(in thousands)	2025	2024	2023
Gross unrecognized tax benefits at beginning of year	$ 13,805	$ 4,888	$ 283
Gross increases for tax positions in prior years	7,526	9,542	4,605
Decreases for settlements and payments	—	(625)	—
Gross unrecognized tax benefits at end of year	$ 21,331	$ 13,805	$ 4,888

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
For the years ended December 31, 2025 and 2024, approximately $21.3 million and $13.8 million of unrecognized tax benefits respectively, would, if recognized, impact the Company's effective tax rate. The Company recognizes accrued interest and penalties related to its uncertain tax positions as part of its income tax expense within its consolidated statement of operations. The amount of accrued interest and penalties was $5.7 million for the year ended December 31, 2025.
Deferred income taxes reflect the net effect of temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the deferred tax assets and liabilities are as follows:

	Years ended December 31,
(in thousands)	2025	2024
Deferred tax assets
Net operating loss carry forwards	$ 317,999	$ 302,066
Research tax credit	239,224	234,189
Stock-based compensation	21,292	20,045
Capitalized research and development costs	20,631	34,883
Interest carry forward limitation	11,150	9,097
Lease liability	9,619	10,026
Inventory	1,890	1,599
Other	7,391	5,267
Gross deferred tax assets	629,196	617,172
Deferred tax liabilities
Other	(7,115)	(8,042)
Total net deferred tax assets	622,081	609,130
Less: valuation allowance	(622,081)	(609,130)
Net deferred tax liability	$ —	$ —
The Company records a valuation allowance for temporary differences for which it is more likely than not that the Company will not receive future tax benefits. At December 31, 2025 and 2024, the Company recorded valuation allowances of $622.1 million and $609.1 million, respectively, representing an increase in the valuation allowance of $13.0 million in 2025, due to the uncertainty regarding the realization of such deferred tax assets, to offset the benefits of net operating losses generated during those years. The deferred tax liability related to business acquisitions pertains to the basis difference in intangible assets acquired by the Company. The Company's policy is to record a deferred tax liability related to acquired intangible assets that may eventually be realized either upon amortization of the asset when the research is completed, and a product is successfully launched or the write-off of the asset if it is abandoned or unsuccessful.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
As of December 31, 2025, the Company had U.S. federal and state net operating loss carry forwards ("NOLs") of approximately $1.2 billion and $1.0 billion, respectively. The federal carry forward for losses generated prior to 2018 will expire in 2033 through 2037. Federal net operating losses incurred in 2018 and onward have an indefinite expiration under the Tax Act. Most of the state net operating loss carry forwards generated prior to 2009 have expired through 2016. The remaining state net operating loss carry forwards including those generated in 2009 through 2025 will expire in 2028 through 2045. State research and development credits will expire 2026 through 2033. Utilization of NOLs may be subject to a substantial limitation pursuant to Section 382 of the Internal Revenue Code of 1986, as amended ("Section 382"), as well as similar state statutes in the event of an ownership change. Such ownership changes have occurred in the past and could occur again in the future. Under Section 382, if a corporation undergoes an "ownership change," generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation's ability to use its pre-change NOLs and other pre-change tax attributes (such as research and development tax credits) to offset its post-change income may be limited. The Company completed a detailed study of the NOLs for the tax year 2024 and determined that there was not an ownership change in excess of 50%. The Company may experience ownership changes in the future as a result of shifts in the stock ownership some of which are outside the Company's control. Ownership changes in future periods may place additional limits on the Company's ability to utilize net operating loss and tax credit carry forwards. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently decrease the amount of state attributes and increase state taxes owed.
The Company also has U.S. federal research and experimentation and orphan drug credit carryforwards of approximately $19.1 million and $210.5 million, respectively, which will expire in the years 2030 through 2045. The Company also has state research and development tax credit carryforwards of $12.2 million. Deferred tax assets for these carryforwards are subject to a full valuation allowance.
The Company permanently reinvests the earnings of its foreign subsidiaries except for its U.K. operations. The determination of the amount of the unrecognized of the deferred tax liability related to the undistributed earnings is not practicable because of the complexities associated with its hypothetical calculation.
The Organization Economic Co-operation and Development (“OECD”) introduced Base Erosion and Profit Shifting (“BEPS”) Pillar 2 rules that impose a global minimum tax rate of 15%. Numerous countries, including European Union member states, have enacted or are expected to enact legislation to be effective as early as January 1, 2024, with general implementation of a global minimum tax by January 1, 2025. The Company does not expect this new rule to apply until the Company meets the minimum global revenue threshold.
14. Collaborative Agreements
GlaxoSmithKline
In July 2012, as amended in November 2013, the Company entered into an agreement with GlaxoSmithKline ("GSK"), pursuant to which Amicus obtained global rights to develop and commercialize Galafold® as a monotherapy and in combination with ERT for Fabry disease (“Collaboration Agreement”). Under the terms of the Collaboration Agreement, GSK is eligible to receive post-approval and sales-based milestones up to $40 million, as well as tiered royalties in the mid-teens in eight major markets outside the U.S.
As of December 31, 2025, the milestone payments due to GSK were $1.5 million and are recorded within accrued expenses and other current liabilities in the Consolidated Balance Sheets. Sales based tiered royalties due to GSK are recorded within the cost of goods sold in the Consolidated Statements of Operations.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
For the year ended December 31, 2025, under the GSK collaboration agreement, the Company incurred approximately $35.2 million of royalty expenses, of which $10.7 million is recorded within accrued expenses and other current liabilities in the Consolidated Balance Sheets.
Dimerix Limited
On April 30, 2025, the Company entered into an exclusive license agreement with Dimerix for the commercialization of Dimerix' Phase 3 drug candidate, DMX-200, in the U.S. for treatment of FSGS and other indications. In exchange for these rights, the Company paid Dimerix an upfront payment of $30 million, which was recorded as a component of research and development expense in the Company's Consolidated Statement of Operations. The Company will be obligated to pay Dimerix for certain success-based development and regulatory milestones for FSGS of up to a maximum aggregate amount of $75 million, regulatory milestones for other indications of up to a maximum aggregate amount of $40 million, commercial milestones of up to a maximum aggregate amount of $445 million, and tiered royalties of DMX-200 net sales in the U.S. ranging from the low-teens to low-twenties.
Dimerix will continue to fund and execute the Phase 3 study of DMX-200 ("ACTION3"), and Amicus will be responsible for submission and maintenance of the regulatory dossier in the United States, as well as all costs of commercialization activities.  Additionally, Amicus will have the exclusive rights to develop DMX-200 in other future indications in the United States. Amicus and Dimerix have formed a Joint Steering Committee to align the development and commercialization of DMX-200 in FSGS in U.S. The agreement otherwise contains terms common for an arrangement of this kind.
In December of 2025, Dimerix announced completion of enrollment for the ACTION3 (n=286).
15. Merger Agreement
On December 19, 2025, the Company entered into the Merger Agreement with BioMarin and its wholly owned acquisition subsidiary. Under the terms of the Merger Agreement and in accordance with the DGCL, if the Merger is completed, BioMarin's wholly owned acquisition subsidiary will merge with and into Amicus, and Amicus will continue as the surviving corporation as a wholly owned subsidiary of BioMarin. In addition, all shares of the Company's common stock outstanding immediately prior to closing (other than Excluded Shares or Dissenting Shares (as defined in the Merger Agreement)) will be cancelled and converted into the right to receive $14.50 per share in cash, without interest and subject to any applicable withholding of taxes. Following completion of the Merger, shares of the Company's common stock will no longer be publicly listed.

The Boards of Directors of both companies have approved the Merger Agreement. The Merger Agreement includes restrictions on the conduct of the Company's business prior to the completion of the Merger or termination of the Merger Agreement, generally requiring the Company to conduct its business in the ordinary course in all material respects. Without limiting the generality of the foregoing, unless the Company obtains BioMarin's prior written consent, and except (i) as required or expressly contemplated by the Merger Agreement, (ii) as required by applicable law, or (iii) as set forth in the confidential disclosure schedule delivered by Amicus to BioMarin in connection with the execution of the Merger Agreement, the Company may not, among other things, incur additional indebtedness, issue additional shares of the Company's common stock outside of existing equity plans, repurchase shares, declare or pay dividends, acquire or dispose of assets or businesses (subject to limited exceptions), enter into or amend certain contracts and make capital expenditures above specified thresholds.

At the effective time of the Merger, the Company's outstanding equity awards will be treated as follows: (i) each option to purchase shares of the Company's common stock (a "Company Option") that is outstanding and

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
unexercised (whether or not vested) and has a per share exercise price that is less than the Merger Consideration (each, an "In the Money Option") will be cancelled and converted into the right to receive a cash payment (without interest and less applicable tax withholdings and other authorized deductions) equal to the product of (a) the excess of (x) the Merger Consideration over (y) the exercise price payable per share under such In the Money Option, multiplied by (b) the total number of shares of the Company's common stock subject to such In the Money Option immediately prior to the effective time of the Merger (the "Effective Time") (without regard to vesting); (ii) each Company Option other than an In the Money Option that is outstanding and unexercised as of the Effective Time, whether or not vested, will be cancelled with no consideration payable in respect thereof; (iii) each then-outstanding time-vesting restricted stock unit with respect to shares of the Company's common stock granted under its equity plans (each, a "Company RSU") will be cancelled and converted into the right of the holder thereof to receive a cash payment (without interest and less applicable tax withholdings and other authorized deductions) equal to the product of (a) the Merger Consideration multiplied by (b) the number of shares of the Company's common stock subject to such Company RSU; and (iv) each then-outstanding performance-vesting restricted stock unit with respect to shares of the Company's common stock granted under its equity plans (each, a "Company PSU"), whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest and less applicable tax withholdings and other authorized deductions) equal to the product of (rounded down to the nearest whole number) (i) the number of shares of the Company's common stock subject to such Company PSU immediately prior to the Effective Time at specified levels of performance, without any pro-ration, as of immediately prior to the Effective Time multiplied by (ii) the Merger Consideration.

The completion of the pending transaction with BioMarin is conditioned upon (i) the adoption of the Merger Agreement by the holders of at least a majority of the outstanding shares of the Company's common stock, (ii) the receipt of certain regulatory approvals, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of any clearance, consent or affirmative approval applicable to the transaction under antitrust laws and foreign direct investment laws of any non-U.S. or supranational governmental bodies listed in the confidential disclosure schedule delivered by Amicus to BioMarin in connection with the execution of the Merger Agreement, including for certain European countries and the Japanese competition authority, (iii) the absence of certain legal restraints preventing or otherwise making illegal the consummation of the Merger, (iv) the accuracy of certain representations and warranties that we made and compliance by us with certain covenants contained in the Merger Agreement, subject to qualifications, (v) there not having been a "Company Material Adverse Effect" (as defined in the Merger Agreement) with respect to us since the date of the Merger Agreement, and (vi) other customary conditions.

The Merger Agreement may be terminated under certain specified circumstances, including, but not limited to, a change in the recommendation of the Company's Board of Directors or a termination of the Merger Agreement by us to enter into an agreement for a "Superior Offer," as defined in the Merger Agreement. We could also be required to pay BioMarin a termination fee of $175 million if the Merger Agreement is terminated under specific circumstances described in the Merger Agreement, including in connection with Amicus accepting a Superior Offer or due to the Company's Board of Directors changing or withdrawing its recommendation in favor of the Merger.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
16. Legal Proceedings
In the fourth quarter of 2022, the Company received Paragraph IV Certification Notice Letters from Teva Pharmaceuticals USA, Inc. ("Teva"), Aurobindo Pharma Limited ("Aurobindo"), and Lupin Limited ("Lupin") in connection with Abbreviated New Drug Applications (“ANDA”) filed with the FDA requesting approval to market generic Galafold®. In November 2022, the Company filed four lawsuits against Teva, Lupin, and Aurobindo in the U.S. District Court for the District of Delaware (the "District Court") for infringement of its Orange Book-listed patents. In the fourth quarter of 2023, a stipulation order to stay litigation with respect to Lupin was ordered. Additionally, in the first quarter of 2024, a stipulation was filed with the court and approved by the presiding judge, whereby the parties agreed to accept the Company’s definition of the terms that were in dispute. As such, the scheduled Markman hearing was deemed unneeded and cancelled.
In October 2024, the Company entered into a non-exclusive, non-transferable, royalty-free, fully paid-up license with Teva which will allow Teva to market its generic version of Galafold® in the United States beginning on January 30, 2037, or earlier in certain circumstances. In accordance with the license agreement, a consent judgment and permanent injunction was entered with the District Court and all Hatch-Waxman litigation between Amicus and Teva has been terminated. As required by law, Amicus and Teva have submitted the confidential license agreement to the U.S. Federal Trade Commission and the U.S. Department of Justice for review.
From September 29, 2025 to October 1, 2025, the District Court held a three-day trial to hear evidence and argument as to the disputed patent issues between Aurobindo and Amicus.
On December 19, 2025, Amicus announced that it had resolved the patent litigation with Aurobindo and Lupin. In connection with the resolution of the patent litigation, Amicus entered into non-exclusive, non-transferable, royalty-free licenses with Aurobindo and Lupin respectively, which will allow Aurobindo and Lupin to market their respective generic versions of Galafold® in the United States beginning on January 30, 2037, or earlier in certain circumstances. As required by law, the companies have submitted the confidential license agreements to the U.S. Federal Trade Commission and the U.S. Department of Justice for review. In accordance with the license agreements, the parties have terminated all ongoing Hatch-Waxman litigation between Amicus and Aurobindo and Lupin regarding Galafold® patents pending in the District Court.
17. Basic and Diluted Net Loss per Common Share
The following table provides a reconciliation of the numerator and denominator used in computing basic and diluted net loss attributable to common stockholders per common share:

	Years ended December 31,
(in thousands, except per share amounts)	2025	2024	2023
Numerator:
Net loss attributable to common stockholders	$ (27,110)	$ (56,106)	$ (151,584)
Denominator:
Weighted average common shares outstanding — basic and diluted	308,363,768	304,380,502	295,164,515
Dilutive common stock equivalents would include the dilutive effect of outstanding common stock options and unvested RSUs. Potentially dilutive common stock equivalents were excluded from the diluted earnings per share denominator for all periods because of their anti-dilutive effect. Weighted average common shares outstanding includes outstanding pre-funded warrants with an exercise price of $0.01.

Amicus Therapeutics, Inc.
Notes To Consolidated Financial Statements — (Continued)
The table below presents potential shares of common stock that were excluded from the computation as they were anti-dilutive using the treasury stock method:

	Years ended December 31,
(in thousands)	2025	2024	2023
Options to purchase common stock	26,241	26,013	23,002
Unvested restricted stock units	11,731	8,277	10,033
Total number of potentially issuable shares	37,972	34,290	33,035

18. Subsequent Events
As previously disclosed in the Merger Proxy Statement, on January 21, 2026, the Company and BioMarin each filed a Premerger Notification and Report Form under the HSR Act with the Antitrust Division of the U.S. Department of Justice and the U.S Federal Trade Commission (the "FTC") in connection with the Merger. On February 11, 2026, the FTC granted early termination of the waiting period under the HSR Act.
The termination of the waiting period under the HSR Act satisfies one of the conditions to the completion of the pending transaction with BioMarin. Completion of the pending transaction with BioMarin remains subject to the satisfaction or waiver of other customary closing conditions, including the adoption of the Merger Agreement by the holders of at least a majority of the outstanding shares of the Company’s common stock and the receipt of any clearance, consent or affirmative approval applicable to the transaction under antitrust laws and foreign direct investment laws of any non-U.S. or supranational governmental bodies listed in the confidential disclosure schedule delivered by the Company to BioMarin in connection with the execution of the Merger Agreement, including for certain European countries and the Japanese competition authority. The transaction is expected to close in the second quarter of 2026, subject to regulatory clearances, approval by the Company’s stockholders and other customary closing conditions.